Fahn Kanne & Co.
Head Office
Levinstein Tower
23 Menachem Begin Road
Tel-Aviv 66184, ISRAEL
P.O.B. 36172, 61361

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012 (except Note 12a, as to which the date is November 22, 2013), with respect to the consolidated financial statements of SuperCom Ltd. (formerly: "Vuance Ltd.") and subsidiaries for the year ended December 31, 2011 included in the Annual Report on Form 20-F of SuperCom Ltd. for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of SuperCom Ltd. on Forms S-8 (File No. 333-121231 and File No. 333-175785).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

April 28, 2014

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd